EXHIBIT 10.8

Description of First Half 2006 Cash Incentive Plan

On January 28, 2006, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the “Company”) approved a cash incentive plan pursuant to which exempt employees of the Company, including, without limitation, certain executive officers, will be eligible to receive a one-time cash incentive payment in the event that the Company meets specified performance targets in its first and second fiscal quarters of 2006 combined, as announced to the public with the Company’s overall financial results for those quarters (the “Bonus Plan”). The Bonus Plan is subject to the terms and conditions contained in the Company’s General Incentive Plan Terms and Conditions, which were also adopted by the Compensation Committee on January 28, 2006.

The Bonus Plan is intended to reward eligible employees for profitable growth the Company may achieve during the plan period, based on (i) achievement of specific levels of pro forma income (“PFI”) in the first and second quarter of 2006 as announced to the public with the Company’s overall financial results for those periods in 2006, and (ii) the growth, if any, in the Company’s revenue for this same period as compared to the corresponding period in 2005 (growth by a targeted percentage amount or more will cause the size of any incentive pool otherwise earned to be increased by 10%). The exact amounts of the performance targets have been omitted from this summary as they are specific quantitative performance related-factors involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.

PFI is calculated by taking the Company’s net income for a given period as calculated in accordance with GAAP, and then excluding the effect of regularly reported non-cash charges and infrequent or unusual events, including, without limitation, charges for the amortization of acquisition-related intangible assets, compensation expenses related to employee equity awards, costs associated with litigation settlements, restructuring charges, the write-off of deferred equity financing costs and expenses related to abandoned merger and acquisition activities. The effect of any incentives paid under the Bonus Plan will not be included in the calculation of PFI for purposes of determining the appropriate level of funding of the incentive pool, if any.

The size of any incentive pool funded under the Bonus Plan will depend on:

•	the persons eligible to participate in the plan as of the end of the period (the maximum incentive pool as of the beginning of the period may change as the group of eligible employees and their respective maximum bonus potential changes through new hires, attrition and changes in pay grade between now and the end of the period);

•	the Company’s achievement against the targeted level of PFI in Q1 and Q2 2006 combined; and

•	whether the Company’s revenue for this period grows by the targeted percentage amount or more compared to the same period in 2005.

There is no minimum incentive pool funding level, and it is possible that no incentive pool will be funded. Incentive pool funding begins at achievement of 60% of the PFI target for the full plan period, and increases proportionately thereafter to the extent that further achievement toward the full plan PFI target occurs. As of January 1, 2006, the maximum potential incentive pool that could be funded if the PFI target is met or exceeded would be $1,309,530. As noted above this maximum amount by definition will fluctuate throughout the plan period based on hires and terminations of eligible employees, changes in eligible employee salaries and other factors. If, in addition, the targeted revenue growth percentage was achieved or surpassed during the plan period, any incentive pool funded through PFI achievement would be increased by 10%.

Awards and payout of any incentive pool created would not occur until the third quarter of 2006. The amount of any employee’s individual award under the Bonus Plan will be determined by management (or in the case of executive officers, the Compensation Committee of the Board of Directors) in its discretion at the time of the awards based on a variety of factors, including, without limitation, the employee’s individual performance and contribution to the Company’s success, the contribution of each division or department and the Company’s performance overall.